Exhibit 10.52

Seagate Technology plc

FY2013 Non-Management Board Member Compensation

as approved by the Board of Directors on July 25, 2012, with an effective date of October 24, 2012

Director Stock Grants

•                  Unless otherwise determined by the Board, each newly appointed or elected non-management director will receive an initial restricted share unit grant equal in number to $250,000 divided by the average closing stock price for the quarter prior to the grant and rounded to the nearest whole share. If the appointment occurs other than in connection with the election of directors, this dollar amount shall be prorated.  In addition, if the new director was, prior to commencement of Board service, an officer or member of the board of directors of an entity acquired by Seagate, the Board may decide to award a lesser number of shares. The grant date for these awards shall be the date of the director’s election or appointment. Each restricted share unit grant will vest on the earlier of the one-year anniversary of the grant date and the day prior to the next election of directors at an AGM. All restricted share unit grants become fully vested in the event of a “Change in Control” of Seagate.

•                  Unless otherwise determined by the Board, each year at the AGM, each non-management director who is elected to the Board shall automatically receive a grant of restricted share units equal in number to $250,000 divided by the average closing stock price for the quarter prior to the grant and rounded to the nearest share. The grant date for these awards shall be the date of the AGM. Each restricted share unit grant will vest on the earlier of the one-year anniversary of the grant date and the day prior to the next election of directors at an AGM. All restricted share unit grants become fully vested in the event of a “Change in Control” of Seagate.

Cash Compensation

•                  Directors in good standing are paid their annual cash retainers in four equal installments at each regularly scheduled quarterly board meeting.  Newly appointed Directors are paid beginning with the first fiscal quarter of the first Board meeting they attend.

•                  Directors serving on Committees (as chairperson or member) and the director serving as the Lead Independent Directors are paid annual retainers in addition to the annual cash compensation for service as a member of the Board, as set forth below.

Annual cash compensation for service as non-executive Chairperson: $150,000 ($37,500.00 per quarter)

Annual cash compensation for service as a member of the Board:  $80,000 ($20,000.00 per quarter)

Annual cash compensation for service as Lead Independent Director:  $30,000 ($7,500.00 per quarter)

Annual cash compensation for committee service:

Audit Committee
Chairperson:	$30,000 ($7,500.00 per quarter)
Member:	$15,000 ($3,750.00 per quarter)

Compensation Committee
Chairperson:	$20,000 ($5,000.00 per quarter)
Member:	$10,000 ($2,500.00 per quarter)

Nominating and Corporate Governance Committee
Chairperson:	$20,000 ($5,000.00 per quarter)
Member:	$10,000 ($2,500.00 per quarter)

Finance Committee
Chairperson:	$20,000 ($5,000.00 per quarter)
Member:	$10,000 ($2,500.00 per quarter)

Travel expense reimbursements:

Directors are reimbursed for all reasonable expenses related to traveling to Board meetings.

Seagate Technology plc Confidential

Committee Rosters (Approved by the Board of Directors 07-25-12)

Audit Committee Members:	Compensation Committee Members:
Kristen Onken, Chair	Edward Zander, Chair
Gregorio Reyes	Frank Biondi
CS Park	Lydia Marshall
Bill Coleman	Jay Geldmacher

Nominating and Corporate	Finance Committee Members:
Governance Committee Members:	Frank Biondi, Chair
Lydia Marshall, Chair	Gregorio Reyes
CS Park	Mike Cannon
Mike Cannon	Mei-Wei Cheng